Exhibit 5.1

Dentons Canada LLP 20th Floor, 250 Howe Street Vancouver, BC, Canada V6C 3R8 T +1 604 687 4460 F +1 604 683 5214

December 8, 2016

Lions Gate Entertainment Corp.

Re:	POST-EFFECTIVE AMENDMENT NO. 2 ON FORM S-3 TO FORM S-4 REGISTRATION STATEMENT

We have acted as Canadian counsel to Lions Gate Entertainment Corp., a company existing under the laws of British Columbia (the “Company”) in connection with the preparation of Post-Effective Amendment No. 2 on Form S-3 to the Registration Statement on Form S-4 (Registration No. 333-212792) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of Class B non-voting shares of the Company (the “Non-voting Shares”) issuable upon the exercise of certain stock options (the “Stock Options”) held by former employees of Starz, which were assumed by the Company in connection with the Merger (as defined below). All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to the Post-Effective Amendment No 2.

On December 8, 2016, the Company, Starz and Orion Arm Acquisition Inc., a wholly owned subsidiary of the Company (“Merger Sub”), consummated the merger (the “Merger”) of Merger Sub with and into Starz, with Starz continuing as the surviving corporation and becoming an indirect wholly-owned subsidiary of the Company pursuant to that certain agreement and plan of merger dated June 30, 2016 (as amended, the “Merger Agreement”) by and among the Company, Starz and Merger Sub.

Upon completion of the Merger, each option granted by Starz with respect to Starz Series A common stock, par value $0.01, that was outstanding and unexercised immediately prior to the effective time of the Merger was assumed by the Company and converted into a stock option with respect to Non-voting Shares, based on the formula set forth in the Merger Agreement and described in the Form S-4.

In our capacity as such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate and other records and documents as we considered appropriate including, without limitation:

a)	the Registration Statement;

b)	the Post-Effective Amendment No. 2;

c)	the Merger Agreement;

d)	the Notice of Articles and the Articles of the Company, as currently in effect;

e)	certified resolutions and minutes of a meeting of the Company’s board of directors dated June 23, 2016 relating to, among other things, the Merger Agreement; and

f)	certified minutes of a meeting of the Company’s shareholders held on December 7, 2016.

December 8, 2016 Page 2

Our opinion expressed herein is limited to the current laws of the Province of British Columbia and those federal laws of Canada applicable therein and should not be relied upon, nor are they given, in respect of the laws of any other jurisdiction.

In connection with the opinion expressed herein, we have considered such questions of law and examined such statutes, public and corporate records, certificates of governmental authorities and officers of the Company and other documents and conducted such other examinations as we have considered necessary for the purpose of our opinion.

For the purposes of the opinion expressed herein, we have assumed, with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies.

On the basis of the foregoing, we are of the opinion that upon issuance in accordance with the terms of the Stock Options, including receipt by the Company of the consideration therefor, the Non-voting Shares issuable to holders of the Stock Options thereunder will be validly issued and outstanding as fully paid and non-assessable shares of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment No. 2 to the Registration Statement.

Yours truly,

/s/ Dentons Canada LLP

Dentons Canada LLP